Exhibit 99.1

Contact:
Lucas Binder
VP Corporate Development &
Investor Relations
303-927-4951
lucas.binder@wowinc.com

WOW! ANNOUNCES APPOINTMENT OF TOM MCMILLIN

TO BOARD OF DIRECTORS AND AUDIT COMMITTEE

Englewood, CO (August 7, 2017) WideOpenWest, Inc. — (“WOW!” or the “Company”) (NYSE: WOW) announced today that Tom McMillin has been appointed to the Company’s Board of Directors and Audit Committee, effective August 7, 2017.  The appointment of Mr. McMillin increases the number of directors on the Board of Directors from seven to eight.  The Board of Directors has determined that Mr. McMillin qualifies as an “independent director” as set forth in the NYSE Listed Company Manual and the Securities Exchange Act of 1934, as amended.

Mr. McMillin serves as the President and Chief Operating Officer of TierPoint and Cequel III. Prior to joining Cequel III and TierPoint in December 2015, Mr. McMillin served as the Executive Vice President and Chief Operating Officer of Suddenlink Communications starting in 2006. Prior to joining Suddenlink, Tom served as Chief Financial Officer for a diverse group of communication companies including First Broadcasting, Clearwire Technologies, Inc., AMFM, Inc., and Marcus Cable. He began his professional career with Arthur Anderson & Co.

Over the past five years, Mr. McMillin currently serves or has served on the board of directors of Suddenlink Communications and TierPoint and serves on the board of governors for the SSM Health Cardinal Glennon Children’s Foundation. Mr. McMillin received a bachelor of science degree in accountancy from the University of Missouri - Columbia. Mr. McMillin was selected to serve on our Board of Directors because of his industry knowledge and operating expertise developed over years of experience in the industry and his leadership skills and strategic guidance.

About WOW!

WOW! is one of the nation’s leading providers of high-speed Internet, cable TV and phone serving communities in the U.S. WOW!’s operating philosophy is to deliver an  employee and customer experience that lives up to its name. For more information, please visit www.wowway.com.